Exhibit 99.2

INTRODUCTION TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On July 10, 2015, HashingSpace Corporation, a Delaware corporation ("HashingSpace") consummated a Stock Purchase Agreement, as amended (the "Agreement") entered into with Yahor Bryshtsel ("Bryshtsel") whereby HashingSpace acquired 120,000,000 shares of Common Stock held by Bryshtsel (the "Shares"). The purchase price for the Shares was Twenty Five Thousand Dollars ($25,000). The acquisition of the Shares, which represent approximately 78.6% of the Registrant's shares of outstanding Common Stock, resulted in a change in control of the Registrant.

On March 19, 2015, the Registrant authorized an amendment to its Articles of Incorporation (the "Amendment") to (i) change its name to HashingSpace Corporation, (ii) to increase the number of its authorized shares of capital stock from 75,000,000 to 510,000,000 shares of which 500,000,000 shares were designated common stock, par value $0.001 per share (the "Common Stock") and 10,000,000 shares were designated "blank check" preferred stock, par value $0.001 per share (the "Preferred Stock") and (iii) to effect a forward split such that 30 shares of Common Stock were issued for every 1 share of Common Stock issued and outstanding immediately prior to the Amendment (the "Split").

Also on July 10, 2015, the Registrant entered into and consummated the Agreement and Plan of Merger (the "Merger Agreement"), with HashingSpace, whereby HashingSpace merged with into the Registrant (the "Merger") for approximately 120,000,000 shares of the Company's Common Stock.

The unaudited pro forma combined balance sheet as of February 28, 2015 combines the unaudited balance sheet of the Registrant as of February 28, 2015 and the unaudited balance sheet of HashingSpace Corporation as of February 28, 2015 and assumes that the Merger was consummated on February 28, 2015.

The information presented in the unaudited pro forma condensed combined financial statements does not purport to represent what our financial position or results of operations would have been had the Merger occurred as of the dates indicated, nor is it indicative of our future financial position or results of operations for any period. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the Merger.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances.

HashingSpace Corporation
Pro Forma Balance Sheet

	February 28, 2015	February 28, 2015
	HashingSpace	Milestone	Pro Forma
	Corporation	International, Corp.	Adjustments	Note	Consolidated
ASSETS

Current assets:
Cash	$-	$-	$-		$-
Digital currencies	5,948	-	-		5,948
Prepaid expenses	8,692	-	-		8,692
Total current assets	14,640	-	-		14,640

Property and equipment, net	84,098	-	-		84,098
Capitalized development costs, net	10,209	-	-		10,209
Total assets	$108,947	$-	$-		$108,947

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$8,765	$942	$-		$9,707
Loan payable- related party	-	5,324	-		5,324
Total current liabilities	8,765	6,266	-		15,031

Total liabilities	8,765	6,266	-		15,031

Stockholders' deficit:
Preferred stock par value $0.001: 10,000,000 shares authorized; 0 shares issued and outstanding	-	-	-		-
Common stock par value $0.001: 500,000,000 shares authorized; 152,700,000 shares issued and outstanding	20	5,090	147,590	1,2	152,700
Additional paid-in capital	143,465	20,710	(147,590)	1,2	16,585
Deficit accumulated during the development stage	(43,303)	(32,066)	-		(75,369)
Total stockholders' deficit	100,182	(6,266)	-		93,916
Total liabilities and stockholders' deficit	$108,947	$-	$-		$108,947

	Shares	Cash Consideration	Share Value		Paid-in Capital
Common stock:
(1) To give effect to the elimination of HasingSpace's common stock in Share Exchange	-	$-	$(20)		$20
(2)To give effect to forward stock split of 30 for 1	147,610,000	-	147,610		(147,610)
Total common stock pro forma adjustments	147,610,000	$-	$147,590		$(147,590)

HashingSpace Corporation
Pro Forma Statements of Operations

	For the Nine Months Ended February 28, 2015	For the Nine Months Ended February 28, 2015
	HashingSpace Corporation	Milestone International, Corp.	Pro Forma Adjustments	Consolidated

Transaction verification services revenue	$4,790	$-	$-	$4,790

Cost of revenue	6,097	-	-	6,097

Operating expenses:
Hosting and information system services	24,214	-	-	24,214
Rent	12,147	-	-	12,147
General and administrative	5,783	25,884	-	31,667
Change in fair value of digital currencies	(148)	-	-	(148)
Total operating expenses	41,996	25,884	-	67,880

Operating loss	(43,303)	(25,884)	-	(69,187)

Net loss	$(43,303)	$(25,884)	$-	$(69,187)
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